Exhibit 10.2

OSI SYSTEMS, INC
NONQUALIFIED DEFINED BENEFIT PLAN

Amended and Restated Retirement Benefit Award Agreement

THIS AMENDED AND RESTATED AWARD AGREEMENT (“Award Agreement”) is made effective as of December 31, 2017, (the “Effective Date”) by and between OSI Systems, Inc. (the “Company”), and Deepak Chopra (the “Eligible Employee”).

WHEREAS, the Company has adopted the OSI Systems, Inc. Nonqualified Defined Benefit Plan, effective May 9, 2008, and previously amended January 1, 2012 (the “Plan”) and designated the Eligible Employee as a participant in the Plan;

WHEREAS, the Company now desires to change the Eligible Employee’s Retirement Benefit to delay commencement by five (5) years consistent with the requirements of Section 409A of the Internal Revenue Code (the “Code”);

NOW, THEREFORE, the parties hereto agree as follows:

1.             Participant.  The Eligible Employee shall continue as a Participant in the Plan.

2.             Incorporation of Plan.  The Plan, a copy of which has been reviewed by the Eligible Employee and his/her advisors prior to execution of this Award Agreement is made a part hereof as though set forth in full herein. Terms and phrases used herein shall have the same definitions or usage as in the Plan. The parties shall be bound by, and have the benefit of, each and every provision of the Plan.

3.             Retirement Benefit.  Notwithstanding the terms of the Plan and the prior Retirement Benefit Award Agreement, commencement of the Eligible Employee’s Retirement Benefit shall be delayed by five (5) years in accordance with the change requirements under Code Section 409A.  The first five (5) years of Retirement Benefit payments shall be paid in a single lump sum on January 1, 2024 and the remaining years of payment shall continue to be paid according to the prior schedule under the prior Retirement Benefit Award Agreement.  For avoidance of doubt, the Eligible Employee shall be entitled to total Retirement Benefit benefits under the Plan equal to Ten Million Dollars ($10,000,000), as adjusted below for CPI increases.  Five Million Two Hundred and Fifty Thousand Dollars ($5,250,000) as adjusted below, shall be paid on January 1, 2024, and the balance of the Retirement Benefit payments shall be payable in quarterly installments of Two Hundred and Fifty Thousand Dollars ($250,000), as adjusted below, on the first day of each calendar quarter commencing after January 2024 over the same period such amounts would otherwise have been paid under the prior Retirement Benefit Award Agreement.

Commencing January 1, 2020, each outstanding benefit payment shall be adjusted upward for any calendar year in which the California CPI index for the greater Los Angeles area shall exceed two percent (2%) as follows: the benefit payment made in any calendar year

OSI Systems, Inc. NDBP Amended Retirement Benefit Award Agreement

commencing after 2019 shall be increased by the amount by which the CPI index for the prior calendar year exceed two percent (2%).  Thus, for example, if the CPI index for 2019 is 3%, commencing January 1, 2020, the amount of each benefit payment payable shall thereafter be increased by 1% and, if in 2020, the CPI index is 2.5%, then, commencing January 1, 2021, the amount of each outstanding benefit payment shall thereafter be increased by an additional .5%.

4.             Vesting.  The Eligible Employee shall continue to be fully vested under all circumstances in both the prior and the new benefits on the Effective Date hereof.

5.             Death Benefit.  Notwithstanding Section 3 above and Section 5.1(b) or any other provisions of the Plan to the contrary, effective as of December 31, 2018, if the Eligible Employee’s death occurs prior to complete payment of benefits under the Plan, the Executive’s designated beneficiary shall receive the present value of the remaining Retirement Benefits payable in a single lump sum.  Such amount shall be paid within sixty (60) days following the Eligible Employee’s death, provided that, in the event of the Executive’s death prior to December 31, 2018, the Retirement Benefits shall be paid in the same time and form it would have been paid prior to this Amendment

6.             Disability Benefit.  Notwithstanding Section 3 above and Section 5.1(a) and any other provisions of the Plan to the contrary, effective December 31, 2018, if the Eligible Employee becomes Disabled, as such term is defined under Code Section 409A, prior to complete payment of benefits under the Plan, the Eligible Employee shall be entitled to receive the present value of the remaining Retirement Benefits, payable in the form of a single lump sum. Such amount shall be paid within sixty (60) days following the Eligible Employee’s Disability, provided that, in the event of the Executive’s Disability prior to December 31, 2018, the Retirement Benefits shall be paid in the same time and form it would have been paid prior to this Amendment.

7.             Change in Control.  Notwithstanding the forgoing, as provided in Section 5.2(c) of the Plan, in the event of the Eligible Employee’s Separation from Service pursuant to or for any reason within twenty-four (24) months following a Change in Control, the Eligible Employee shall receive (a) the net present value of the old portion of the Retirement Benefit (installments in years 3-8) payable in the form of a single lump sum within ninety (90) days following Separation from Service, subject to Section 8 below, and (b) the net present value of the new portion of the Retirement Benefit (installments in years 1, 2, 9 and 10) payable in the form of a single lump sum ninety (90) days following the first anniversary of the Eligible Employee’s Separation from Service, subject to Section 8 below.  In the event a Change in Control occurs after the Eligible Employee’s Separation from Service during the payout of benefits to the Eligible Employee or his Beneficiary, the present value of all remaining payments shall be paid in the form of a single lump sum within ninety (90) days following the Change in Control.

8.             Code Section 409A Compliance.  All payments provided hereunder shall be paid in accordance with the requirements of Code Section 409A and the terms of the Plan and this Award Agreement shall be interpreted accordingly. Notwithstanding any provision to the contrary in the Plan or this Award Agreement, in the event that the Eligible Employee is a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of the

OSI Systems, Inc. NDBP Amended Retirement Benefit Award Agreement

Company (or any successor or other entity treated as the same employer under Code Section 409A) any stock in which is publicly traded on an established securities market, to the extent required under Code Section 409A to avoid excise taxes, the commencement of benefits payable on Separation from Service shall be delayed until the earlier of (i) the day after the end of the sixth (6th) complete calendar month following the Separation from Service, or (ii) the Eligible Employee’s death.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Award Agreement to be effective as of December 31, 2017.

OSI Systems, Inc.

/s/ Alan Edrick
By	Alan Edrick
Title	EVP & CFO

/s/ Deepak Chopra
Deepak Chopra

Signature Page to Amended and Restated

Award Agreement